     All proxies which are properly completed, signed and returned prior to the 1996 Annual Meeting will be voted. Any proxy given by a stockholder may be revoked at any time before it is exercised, by filing with the Secretary of the Company an instrument revoking it, by delivering a duly executed proxy bearing a later date or by the stockholder attending the 1996 Annual Meeting and expressing a desire to vote his or her shares in person.


        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of the Company's capital stock as of March 19, 1996 by (i) each person who is known by the Company to be the beneficial owner of more than 5% of any class of the Company's capital stock, (ii) each Director, nominee for Director and certain executive officers of the Company, individually, and (iii) all Directors and executive officers as a group:

                                    NAME OF                        AMOUNT
TITLE OF CLASS                BENEFICIAL OWNER(1)            BENEFICIALLY OWNED  PERCENT OF CLASS
- --------------     ---------------------------------------   ------------------  ----------------
Common Stock        Freeman Spogli & Co.(2)(3).............       1,604,043           18.2%
                      Ronald P. Spogli
                      William M. Wardlaw
                      J. Frederick Simmons
                      Matt L. Figel(4)
                    RCM General Corporation(5).............         490,000            6.5%
                    FMR Corp.(6)...........................         384,000            5.1%
                    Dimensional Fund Advisors Inc.(7)......         370,000            4.9%
                    Maynard Jenkins(8).....................          62,067            *
                    Stephen M. Hilberg(9)..................          22,597            *
                    Morton Godlas..........................           2,500            *
                    William A. Hall........................           1,200            *
                    Mac Allen Culver.......................              --             --
                    Joseph A. DiRocco(9)...................          11,802            *
                    Robert A. Lewis(9).....................          37,972            *
                    Robert J. Wittman......................              --             --
                    Directors and Executive Officers as a..         177,493            2.3%
                    Group (15 persons)(2)(3)(9)...........

6% Cumulative       Freeman Spogli & Co.(3)................         800,000            100%
Convertible
Preferred Stock

- --------------
*  Less than 1%

(1) Except as otherwise indicated below, the persons named have sole voting power and investment power with respect to all shares of capital stock shown as beneficially owned by them, subject to community property laws where applicable.
(2) 324,043 shares of Common Stock are owned by FS Equity Partners II, L.P. ("FSEP II"). As general partner of FSEP II, Freeman Spogli & Co. ("FS&Co.") has the sole power to vote and dispose of such shares. Messrs. Simmons, Spogli and Wardlaw and Bradford M. Freeman and John M. Roth are general partners of FS&Co., and as such may be deemed to be the beneficial owners of the shares of the Company's capital stock indicated as beneficially owned by FS&Co. The business address of FS&Co., its general partners and FSEP II is 11100 Santa Monica Boulevard, Suite 1900, Los Angeles, California 90025.
(3) 772,135 shares and 27,865 shares of 6% Cumulative Convertible Preferred Stock, $.01 par value per share ("Convertible Preferred Stock"), are owned by FS Equity Partners III, L.P. ("FSEP III") and FS Equity Partners International, L.P. ("FSEP International"), respectively, and are convertible into 1,235,416 shares and 44,584 shares of Common Stock, respectively. As general partner of FS Capital Partners, L.P. ("FS Capital"), which is general partner of FSEP III, FS Holdings, Inc. ("FSHI") has the sole power to vote and dispose of the shares owned by FSEP III. As general partner of FS&Co. International, L.P. ("FS&Co. International"), which is the general partner of FSEP International, FS International Holdings Limited ("FS International Holdings") has the sole power to vote and dispose of the shares owned by FSEP International. Messrs. Freeman, Simmons, Spogli, Wardlaw and Roth and Charles P. Rullman are the sole Directors, officers and shareholders of FSHI and FS International Holdings, and as such may be deemed to be the beneficial owners of the shares of the Company's capital stock owned by FSEP III and FSEP International. The business address of FSEP III, FS Capital, FSHI and its sole Directors, officers and shareholders is 11100 Santa Monica Boulevard, Suite 1900, Los Angeles, California 90025 and the business address of FSEP International, FS&Co. International and FS International Holdings is c/o Paget-Brown & Company, Ltd., West Winds Building, Third Floor, Grand Cayman, Cayman Islands, B.W.I.
(4) Mr. Figel is an employee of an affiliate of FS&Co.
(5) As reported in a Schedule 13G dated February 7, 1996 filed jointly with the Securities and Exchange Commission (the "Commission") by RCM Capital Management ("RCM Capital"), RCM Limited L.P. ("RCM Limited") and RCM General Corporation ("RCM General"), each has claimed sole voting power with respect to 436,000 shares of Common Stock and sole dispositive power with respect to 491,000 shares. As the general partner of RCM Limited, which is the general partner of RCM Capital, RCM General may be deemed to be the beneficial owner of such shares. RCM Capital is an investment advisor registered under
    Section 203 of the Investment Advisors Act of 1940.
(6) As reported in a Schedule 13G dated February 14, 1996 filed jointly with the Commission by FMR Corp. ("FMR"), Edward C. Johnson 3d and Abigail P. Johnson, FMR has claimed sole voting power with respect to 35,000 shares and each has claimed sole dispositive power with respect to 384,000 shares.
(7) As reported in a Schedule 13G dated February 7, 1996 filed with the Commission by Dimensional Fund Advisors Inc. ("Dimensional"). Dimensional has claimed sole voting power with respect to 258,000 shares of Common Stock and sole dispositive power with respect to 370,000 shares. Dimensional is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940.
(8) 35,920 shares of Common Stock are held by Maynard L. Jenkins, Jr. and Susan
    M. Jenkins, Co-Trustees under the Living Trust dated November 10, 1988. The amount stated includes 26,147 shares of Common Stock covered by options which are exercisable within 60 days following March 19, 1996.
(9) The amounts stated include 12,637, 10,012, 5,802 and 79,314 shares of Common Stock covered by options which are exercisable within 60 days following March 19, 1996 with respect to Messrs. Hilberg, Lewis and DiRocco and all Directors and executive officers as a group, respectively.

                       PROPOSAL 1--ELECTION OF DIRECTORS

     Eight Directors are to be elected at the 1995 Annual Meeting to serve until the next Annual Meeting of stockholders and until their respective successors have been elected and qualified. In the absence of instructions to the contrary, proxies covering shares of Common Stock will be voted in favor of the election of the persons listed below. In the event that any nominee for election as Director should become unavailable to serve, it is intended that votes will be cast, pursuant to the enclosed proxy, for such substitute nominee as may be nominated by the Company. Management has no present knowledge that any of the persons named will be unavailable to serve.

     No arrangement or understanding exists between any nominee and any other person or persons pursuant to which any nominee was or is to be selected as a Director or nominee. None of the nominees has any family relationship to any other nominee or to any executive officer of the Company.

INFORMATION CONCERNING INCUMBENT DIRECTORS AND NOMINEES TO BOARD OF DIRECTORS.

     Information is set forth below concerning the incumbent Directors, all of whom are also nominees for election as Directors, except Mr. Wardlaw, who is not standing for re-election, and the year in which each incumbent Director was first elected as a Director of the Company. Information is also set forth concerning Mr. Culver, the nominee to fill the position being vacated by Mr. Wardlaw. Each nominee has furnished the information as to his beneficial ownership of Common Stock and Convertible Preferred Stock as of March 19, 1996 and, if not employed by the Company, the nominee's principal occupation. Each nominee has consented to being named in this Proxy Statement as a nominee for Director and has agreed to serve as a Director if elected.

                                                         DIRECTOR
NAME                     AGE  POSITION WITH THE COMPANY   SINCE
- ----                     ---  -------------------------   -----
Maynard Jenkins           53  President, Chief Executive   1989
                              Officer and
                              Director
Stephen M. Hilberg        52  Vice President-Finance,      1989
                              Chief Financial
                              Officer and Director
Matt L. Figel             36  Director                     1995
Morton Godlas*+           72  Director                     1993
William A. Hall+          64  Director                     1995
J. Frederick Simmons*     41  Director                     1989
Ronald P. Spogli*         48  Director                     1989
Mac Allen Culver          54  Nominee for Director          --

- ----------------
* Member of the Compensation Committee.
+ Member of the Audit Committee.

     Mr. Jenkins has served as President of the Company and a Director since May 1989 and as Chief Executive Officer since 1986. Before joining the Company, Mr. Jenkins served as the President and Chief Operating Officer of Pay 'n Save, Inc., a retail drug store chain. Mr. Jenkins is also a member of the Board of Directors of Ross Stores, Inc., an off-price retail apparel chain.

     Mr. Hilberg has served as Chief Financial Officer and Vice President-Finance of the Company since 1981. From 1978 to 1981, Mr. Hilberg served as the Corporate Controller of Franklin Stores, a retail chain of discount department and ladies' apparel stores.

     Mr. Figel has been employed by an affiliate of FS&Co., a private investment company, since 1986. Mr. Figel is also a member of the Board of Directors of Buttrey Food and Drug Stores Company.

     Mr. Godlas is a management consultant with more than 45 years of retail experience. Since 1982, Mr. Godlas has been President and Chief Executive Officer of M. Godlas, Inc., a retail consulting firm. From 1978 to 1982, Mr. Godlas was Corporate Senior Vice President-General Merchandise at Lucky Stores, Inc., a retail supermarket chain.

     Mr. Hall founded Sight & Sound Distributing Company, a media and software distribution company, in 1984 and has served as President and Chief Executive Officer since that time.

     Mr. Simmons joined FS&Co. in 1986 and became a general partner in January 1991. Mr. Simmons is also a member of the Board of Directors of Buttrey Food and Drug Stores Company and EnviroSource, Inc.

     Mr. Spogli is a founding partner of FS&Co., which was founded in 1983. Mr. Spogli is the Chairman of the Board and a Director of EnviroSource, Inc. Mr. Spogli also serves on the Board of Directors of Mac Frugal's Bargains . Close-Outs Inc. and Buttrey Food and Drug Stores Company and on the Board of Representatives of Brylane, L.P.

     Mr. Culver has served as President and Chief Operating Officer of St. Ives Laboratories, Inc., a hair and skin care company, since 1987. Mr. Culver has 20 years of retail industry experience. He served as Chairman and Chief Executive Officer of Pay 'n Save, Inc., a retail drug store chain, from 1985 to 1986 and President and Chief Executive Officer of Gray DrugFair, another retail drug store chain, from 1984 to 1985. Mr. Culver is also a member of the Board of Directors of St. Ives Laboratories, Inc. and IVC Industries, Inc.

     The Company, FSEP II, FSEP III and FSEP International have entered into a Management Rights Agreement, effective as of January 1, 1995, pursuant to which FSEP III can substantially participate in, or substantially influence the conduct of, the management of the Company and its business.

                            THE BOARD OF DIRECTORS

COMMITTEES

     The standing committees of the Board are the Audit Committee (the "Audit Committee") and the Compensation Committee (the "Compensation Committee"). The Audit Committee, which presently consists of Messrs. Godlas and Hall, met once during the fiscal year ended January 28, 1996 ("fiscal 1995"). The Compensation Committee, which presently consists of Messrs. Godlas, Simmons and Spogli, met twice during fiscal 1995.

     The Audit Committee recommends to the Board the engagement or discharge of the Company's independent auditors; reviews with the independent auditors the scope, timing and plan for the annual audit, any non-audit services and the fees for audit and other services; reviews outstanding accounting and auditing issues with the independent auditors; and supervises or conducts such additional projects as may be relevant to its duties. The Audit Committee is also responsible for reviewing and making recommendations with respect to the Company's financial condition, its financial controls and accounting practices and procedures.

     The Compensation Committee recommends to the Board compensation policies and guidelines for the Company's executives and oversees the granting of incentive compensation, if any, to such persons. The Compensation Committee also administers the Company's bonus and stock option plans. See "Report of the Compensation Committee of the Board of Directors."

MEETINGS AND REMUNERATION

     During fiscal 1995, the Board held four meetings and took various actions by written consent. Each incumbent Director attended at least 75% of the aggregate of (i) the total number of meetings held by the Board during fiscal 1995 and (ii) the total number of meetings held by all committees of the Board during that period within which he was a Director or member of such committee of the Board.

     Each Director is elected to hold office until the next annual meeting of stockholders and until his respective successor is elected and qualified. Except for non-employee Directors of the Company who are not affiliated with FS&Co. ("Outside Directors"), Directors do not receive compensation for service on the Board or any committee of the Board. All Directors are reimbursed for their out-of-pocket expenses in serving on the Board and any committee of the Board. Outside Directors receive an annual retainer of $10,000 plus $1,500 for each regular Board meeting attended. The Company has adopted a stock option plan for Outside Directors and proposes to adopt a new stock option plan for Outside Directors. See "1993 Non-Employee Directors Stock Option Plan" and "Proposal 3."

1993 NON-EMPLOYEE DIRECTORS STOCK OPTION PLAN

     Outside Directors of the Company are eligible to participate in the 1993 Non-Employee Directors Stock Option Plan (the "1993 Directors Plan"). Participants in the 1993 Directors Plan may be granted options to purchase shares of the Company's Common Stock at a purchase price determined by the Compensation Committee. Options granted under the 1993 Directors Plan are not intended to qualify for treatment as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). In no event shall such purchase price be less than 85% of the fair market value of the underlying shares at the time the option is granted, or less than 110% of the fair market value in the case of any participant who owns capital stock possessing more than 10% of the total combined voting power or value of all classes of capital stock of the Company or its subsidiaries. Up to 10,000 shares of the Company's Common Stock may be issued under the 1993 Directors Plan upon the exercise of options granted thereunder, which options vest and become exercisable in annual installments of 20% per year over five years. As of March 19, 1996, options covering 10,000 shares of Common Stock had been granted under the 1993 Directors Plan, 2,000 of which had been exercised.


             EXECUTIVE OFFICERS, COMPENSATION AND OTHER INFORMATION

EXECUTIVE OFFICERS

     Set forth in the table below are the names, ages and current offices held by all executive officers of the Company.

                                                                                  EXECUTIVE OFFICER
NAME                   AGE                POSITION WITH THE COMPANY                     SINCE
- ----                   ---                -------------------------                     -----
Maynard Jenkins        53      President, Chief Executive Officer and Director           1986
Dale D. Ward           46      Executive Vice President and Chief Operating              1996
                               Officer
Stephen M. Hilberg     52      Vice President-Finance, Chief Financial                   1981
                               Officer and Director
William G. Collard     58      Vice President-Distribution                               1986
Joseph A. DiRocco      46      Vice President-Marketing                                  1986
Robert A. Lewis        50      Vice President-Purchasing and General                     1986
                               Merchandise Manager
Carolyn J. McInnes     51      Vice President-Human Resources                            1986
Lee Nemechek           62      Vice President-Stores                                     1990
Ronald R. Stahl        36      Vice President-Store Planning/Real Estate                 1996

     Executive officers of the Company are elected by and serve at the discretion of the Board. Other than Mr. Jenkins, no arrangement exists between any executive officer and any other person or persons pursuant to which any executive officer was or is to be selected as an executive officer. See "Employment Agreement." None of the executive officers has any family relationship to any nominee for Director or to any other executive officer of the Company. Set forth below is a brief description of the business experience for the previous five years of all executive officers except Messrs. Jenkins and Hilberg. See "Information Concerning Incumbent Directors and Nominees to Board of Directors."

     Mr. Ward has served as Executive Vice President and Chief Operating Officer since April 1996. He has over 25 years of retail management experience. Mr. Ward served as President and Chief Executive Officer of F&M Super Drug Stores, Inc., a super drug store chain, from 1994 to 1995 and as Chairman and Chief Executive Officer of Ben Franklin Stores Inc., a variety and craft store chain, from 1988 to 1993.

     Mr. Collard has served as Vice President-Distribution of the Company since 1986. Mr. Collard joined the Company in 1979 and has over 30 years of warehousing and distribution experience. Prior to joining the Company, Mr. Collard served for seven years as the Operations Supervisor for Fleming Foods, a wholesale grocery distribution company, and for nine years as the Warehouse Foreman for Louis Stores, a retail grocery chain. Mr. Collard is currently responsible for the Company's warehouse and distribution activities.

     Mr. DiRocco has served as Vice President-Marketing of the Company since 1986. From 1983 to May 1986, Mr. DiRocco worked in the marketing and advertising departments of the Company. Mr. DiRocco joined the Company in 1983 and has over 15 years of marketing experience in the retail industry.

     Mr. Lewis has served as Vice President-Purchasing and General Merchandise Manager of the Company since 1986. Mr. Lewis began his career at the Company in 1961 and is responsible for all aspects of the Company's merchandising and buying program.

     Ms. McInnes has served as Vice President-Human Resources of the Company since 1986. Ms. McInnes joined the Company in 1979 as Director of Training. She is responsible for all of the Company's training, personnel, wage and benefits related matters.

     Mr. Nemechek joined the Company in March 1987 as a Regional Manager and was promoted to Vice President-Stores in July 1990. Prior to joining the Company, Mr. Nemechek had over 30 years of experience in grocery and general merchandise retailing. Mr. Nemechek is responsible for all aspects of store operations.

     Mr. Stahl joined the Company in February 1987 and has served as the Director of Store Planning since January 1992. Mr. Stahl was promoted to Vice President Store Planning and Real Estate in February 1996. Mr. Stahl has over 17 years of retail construction experience and is responsible for all aspects of construction, real estate and store facilities.


COMPENSATION

     The following table sets forth information concerning the annual and long-term compensation for services in all capacities to the Company paid or accrued by the Company for each of the fiscal years in the three year period ended January 28, 1996 to (i) the President and Chief Executive Officer and (ii) each of the four other most highly compensated executive officers of the Company:


                           SUMMARY COMPENSATION TABLE

                                                                                      LONG TERM COMPENSATION
                                                                                 ---------------------------------
                                              ANNUAL COMPENSATION                        AWARDS            PAYOUTS
                                 ---------------------------------------------   -----------------------   -------
                                                                                              SECURITIES
                                                                     OTHER       RESTRICTED   UNDERLYING
                                                                     ANNUAL        STOCK       OPTIONS/     LTIP
      NAME AND PRINCIPAL         YEAR   SALARY(1)   BONUS(1)(2)   COMPENSATION     AWARDS      SARS(4)     PAYOUTS      ALL OTHER
          POSITIONS                        ($)        (3)(5)          ($)           ($)          (#)         ($)     COMPENSATION(5)
- ------------------------------   ----   ---------   -----------   ------------   ----------   ----------   -------   ---------------
Maynard Jenkins ..............   1995    337,692      487,794          --            0          20,000        0          18,730
  President and Chief            1994    325,000      240,351          --            0              --        0           9,956
  Executive Officer              1993    318,000      330,701          --            0           7,500        0          18,795

Stephen M. Hilberg ...........   1995    125,338       70,088          --            0           8,000        0          18,766
  Vice President-Finance and     1994    123,031       21,752          --            0              --        0          10,028
  Chief Financial Officer        1993    119,054       43,504          --            0           4,500        0          13,353

Robert A. Lewis ..............   1995    107,654       59,858          --            0           5,000        0          17,281
  Vice President-Purchasing      1994    106,116       18,735          --            0              --        0           9,166
  and General Merchandise        1993    102,319       37,470          --            0           3,000        0          10,577
  Manager

Joseph A. DiRocco ............   1995     96,804       52,567          --            0           5,000        0          16,718
  Vice President-Marketing       1994     96,804       17,146          --            0              --        0          13,135
                                 1993     93,692       34,292          --            0           3,000        0          14,989

Robert J. Wittman(6) .........   1995    240,000      155,269          --            0          15,000        0          11,124
  Executive Vice President       1994         --           --          --            0              --        0              --
  and Chief Operating Officer    1993         --           --          --            0              --        0              --


- --------------
(1) Amounts shown include compensation earned and received by executive officers as well as amounts earned but deferred at the election of those officers.
(2) Represents payments made to executive officers pursuant to the Company's Performance Bonus Plan (defined below) and bonuses paid to Maynard Jenkins of $100,000 for fiscal 1993 and $125,000 for each of fiscal 1994 and 1995 pursuant to his employment agreement. See "Employment Agreement."
(3) The Company has instituted a bonus plan (the "Performance Bonus Plan") covering senior management (the President and eight Vice Presidents) which provides for annual bonus payments based upon the Company's performance against annually established target levels. For fiscal 1993 and fiscal 1995, annual bonus payments were based on the targets in effect for that year. For fiscal 1994, although no bonus was payable under the annually established targets, the Compensation Committee concluded that senior management merited bonuses based on its performance in managing the significant expansion undertaken during the year. See "Report of the Compensation Committee of the Board of Directors."
(4) Represents options granted under the Company's 1993 Stock Option Plan (the "1993 Plan"). The options granted under the 1993 Plan were granted at fair market value on the date of the grant, were for a term of ten years and vest in four equal annual installments, commencing on the date of grant. The exercise price was $17.10 for fiscal 1993 grants and $7.75 for fiscal 1995 grants.
(5) For Mr. Jenkins, amount includes: (i) $2,250 matching contributions to the Company's 401(k) plan, (ii) $5,358 profit-sharing payments, (iii) $10,000 matching savings bonus, (iv) $669 automobile allowance and (v) $453 in payments toward group life insurance plan. For Mr. Hilberg, amount includes: (i) $2,250 matching contributions to the Company's 401(k) plan,
    (ii) $5,358 profit-sharing payments, (iii) $10,000 matching savings bonus,
    (iv) $705 automobile allowance and (v) $453 in payments toward group life insurance plan. For Mr. Lewis, amount includes: (i) $2,055 matching contributions to the Company's 401(k) plan, (ii) $4,774 profit-sharing payments, (iii) $10,000 matching savings bonus and (iv) $453 in payments toward group life insurance plan. For Mr. DiRocco, amount includes: (i) $1,870 matching contributions to the Company's 401(k) plan, (ii) $4,221 profit-sharing payments, (iii) $10,000 matching savings bonus, (iv) $183 automobile allowance and (v) $444 in payments toward group life insurance plan. For Mr. Wittman, amount includes: (i) $10,000 matching savings bonus,
    (ii) $702 automobile allowance and (iii) $422 in payments toward group life insurance plan. Itemized disclosure of amounts of other compensation in fiscal 1994 and fiscal 1993 is not required.
(6) Mr. Wittman resigned from the Company in March 1996.

EMPLOYMENT AGREEMENT

  Mr. Jenkins is party to an employment agreement which was amended in February 1996 to provide for a base annual salary of not less than $525,000 per year and bonuses and fringe benefits determined from time to time by the Company. The amendment eliminated an additional $125,000 guaranteed bonus paid to Mr. Jenkins annually. Except in the event of termination of employment for cause, death or disability, the current term of Mr. Jenkins' employment agreement will expire on December 31, 1999. The employment agreement shall automatically renew for a two year term on each expiration date until notice of termination is given by the Company. Upon termination of employment for death or disability, Mr. Jenkins is entitled to a severance payment equal to six months of his salary. Upon termination of employment other than for cause, death or disability, Mr. Jenkins is entitled to a severance payment consisting of three years' base salary plus the target bonus applicable to the earning year in progress at the date of termination, provided, however, that such severance payment shall not exceed the limits imposed by Section 280G of the Code.

STOCK OPTIONS

  Options covering 111,200 shares were granted by the Company during fiscal
1995.

  The following table sets forth information concerning options granted to the President and Chief Executive Officer and to each of the four other most highly compensated executive officers of the Company during fiscal 1995.

                              OPTION GRANTS TABLE

                                       INDIVIDUAL GRANTS
                      ---------------------------------------------------
                        NUMBER OF                                          POTENTIAL REALIZABLE VALUE
                       SECURITIES    % OF TOTAL                              AT ASSUMED ANNUAL RATES
                       UNDERLYING   OPTIONS/SARS                           OF STOCK PRICE APPRECIATION
                      OPTIONS/SARS   GRANTED TO   EXERCISE OF                    FOR OPTION TERM
                       GRANTED (1)  EMPLOYEES IN  BASE PRICE   EXPIRATION  ---------------------------
                           (#)      FISCAL YEAR     ($/SH)        DATE        5% ($)        10% ($)
                      ------------  ------------  -----------  ----------  ------------  -------------
Maynard Jenkins.....     20,000         18.0         7.75       03/03/05      97,479        247,030
Stephen M. Hilberg..      8,000          7.2         7.75       03/03/05      38,991         98,812
Robert A. Lewis.....      5,000          4.5         7.75       03/03/05      24,370         61,758
Joseph A. DiRocco...      5,000          4.5         7.75       03/03/05      24,370         61,758
Robert J. Wittman...     15,000         13.5         7.75       03/03/05      73,109        185,273

______________
(1) All of the options set forth in the table above were granted pursuant to the 1993 Plan. For a discussion of the material terms of these options, see "Proposal 2."

  The following table sets forth information concerning the aggregate number of options exercised by each of the executive officers named in the "Summary Compensation Table" during fiscal 1995 and outstanding options held by each such officer as of January 28, 1996.

                   OPTION EXERCISES AND YEAR END VALUE TABLE

                                                    NUMBER OF SECURITIES
                                                         UNDERLYING
                                                     UNEXERCISED OPTIONS/      VALUE OF UNEXERCISED
                                                           SARS AT                  IN-THE-MONEY
                                                    JANUARY 28, 1996(1)(#)        OPTIONS/SARS AT
                                                    ----------------------     JANUARY 28, 1996($)(2)
                      SHARES ACQUIRED     VALUE          EXERCISABLE/       ---------------------------
         NAME         ON EXERCISE(#)   REALIZED($)       UNEXERCISABLE      EXERCISABLE / UNEXERCISABLE
- --------------------  ---------------  -----------  ----------------------  ---------------------------
Maynard Jenkins.....        --              --         21,147 / 16,875         314,018  / 279,890
Stephen M. Hilberg..        --              --         10,637 /  7,125         152,868  / 115,059
Robert A. Lewis.....        --              --          8,762 /  4,500         130,339  /  72,299
Joseph A. DiRocco...        --              --          4,552 /  4,500          58,580  /  72,299
Robert J. Wittman...       3,750          37,500         --   / 11,250            --    / 198,281

- --------------
(1) Represents options granted under the 1993 Plan, under the Company's Amended 1989 Nonqualified Stock Option Plan (the "1989 Plan") and to Maynard Jenkins pursuant to a Nonqualified Stock Option Agreement. See "Summary Compensation Table."
(2) Value is determined by subtracting the exercise price from the fair market value (the closing price for the Company's Common Stock as reported on the Nasdaq National Market as of January 26, 1996, ($25.375 per share)) and multiplying the resulting number by the number of underlying shares of Common Stock.

                     REPORT OF THE COMPENSATION COMMITTEE
                           OF THE BOARD OF DIRECTORS

          The Compensation Committee of the Board is comprised of Messrs. Godlas, Simmons and Spogli. The Compensation Committee establishes the general compensation policies of the Company, establishes the compensation plans and specific compensation levels for executive officers and administers the 1989 Plan, the Non-Employee Directors Plan and the 1993 Plan.

          The following is the Compensation Committee's report submitted to the Board addressing the compensation of the Company's executive officers for fiscal 1995.

COMPENSATION POLICY

          The Company's executive compensation policy is designed to establish an appropriate relationship between executive pay and the Company's annual performance, its long term growth objectives and its ability to attract and retain qualified executive officers. The Compensation Committee attempts to achieve these goals by integrating competitive annual base salaries with (i) bonuses based on corporate performance and on the achievement of specified performance objectives through the Performance Bonus Plan and (ii) stock options through the 1989 Plan and the 1993 Plan. The Compensation Committee believes that cash compensation in the form of salary and performance-based bonuses provides company executives with short term rewards for success in operations, and that long term compensation through the award of stock options encourages growth in management stock ownership which leads to expansion of management's stake in the long term performance and success of the Company.

          Base Salary. For fiscal 1995, the Compensation Committee approved the base salaries of the executive officers based on (i) salaries paid to executive officers with comparable responsibilities employed by companies with comparable businesses, (ii) performance and profitability of the Company in fiscal 1994 and
(iii) individual performance reviews for fiscal 1994, which was the most important factor. In its survey of comparable executive officer salaries, the Compensation Committee relied on information regarding salaries paid to executive officers in the Company's Peer Group Index, where such information was available, and to a lesser extent, salaries paid to executive officers in the retail industry in general. The Compensation Committee was able to obtain salary information for five of the seven companies in the Peer Group Index. See "Company Performance." The Compensation Committee adjusted the salary information it collected to take into account varying sales volume and geographic regions of the companies involved. For fiscal 1995, executive officers generally received raises in their annual base salary, which raises ranged from approximately 4% to 7% of annual base salary. The President and Chief Executive Officer received the largest raise of $30,000, representing an increase of approximately 6.7% in his annual guaranteed compensation.

          Bonuses. Annual incentives under the Performance Bonus Plan for the President and Chief Executive Officer and the other named executive officers are intended to reflect the Company's belief that management's contribution to stockholder returns (via increasing stock price) comes from maximizing earnings and the quality of those earnings. Awards under the Performance Bonus Plan are based largely on the Company's attainment of annually established performance targets and each participant's target bonus is fixed as a percentage of his or her base salary. For fiscal 1993 the Company's performance targets were based on "EBDIT" (earnings before depreciation, amortization of deferred charges, LIFO adjustment, interest and income taxes) and "Free Cash Flow" (EBDIT minus capital expenditures and plus or minus the change in working capital). For fiscal 1994 and fiscal 1995, the Compensation Committee based the Company's targets on operating income (earnings before interest, income taxes and extraordinary items), reflecting the Compensation Committee's belief that an earnings-based approach more appropriately reflects contributions to stockholder value for a
public company than a cashflow-based approach.   Under the Performance Bonus
Plan, if the Company's performance targets are attained, participants will receive their full target bonus. Bonus levels are reduced proportionately if the Company's actual performance does not meet the targeted performance levels down to a floor of target performance minus 25% of pre-tax income, below which point no bonus will be earned. If the Company's performance targets are exceeded, additional bonuses equal to 10% of the amount of the excess will also be payable under the Performance Bonus Plan, allocated among participants proportionately based on their target bonus amounts. For fiscal 1995, participants in the Performance Bonus Plan were assigned target bonus amounts ranging from 20% to 30% of their base salaries. The varying percentages reflect the Compensation Committee's belief that, as an executive's duties and responsibilities increase, he or she will be increasingly responsible for the performance of the Company. For fiscal 1995, the Company's performance targets established by the Compensation Committee at the beginning of the year were exceeded by 14.5%. See "Summary Compensation Table."

          Stock Options. Options under the Company's 1993 Plan were granted to the executive officers of the Company, including the President and Chief Executive Officer, as well as 114 other employees of the Company, in March 1995. The number of options that each executive officer or employee was granted was based primarily on the executive's or employee's ability to influence the Company's long term growth and profitability. The Compensation Committee believes that option grants afford a desirable long term compensation method because they closely ally the interests of management with stockholder value and that grants of options are the best way to directly link the financial interests of management with those of stockholders. The vesting provisions of options granted under the 1993 Plan are designed to encourage longevity of employment with the Company.

COMPENSATION OF PRESIDENT AND CHIEF EXECUTIVE OFFICER

          The Compensation Committee believes that Maynard Jenkins, the Company's President and Chief Executive Officer, provides valuable services to the Company and that his compensation should therefore be competitive with that paid to executives at comparable companies. In addition, the Compensation Committee believes that an important portion of his compensation should be based on Company performance. Mr. Jenkins received an increase in his annual base salary of $30,000 in September 1995, representing an increase of approximately 6.7% of his annual guaranteed compensation. The increase was determined to be appropriate by the Compensation Committee based on (i) comparable chief executive compensation within the Company's Peer Group Index, where such information was available, and to a lesser extent, within the retail industry in general, each as adjusted for varying sales volumes and geographic region, (ii) improvements in the Company's performance and profitability in the first seven months of fiscal 1995 and (iii) a review of his individual performance during the first seven months of fiscal 1995. See "Company Performance." However, the baseline target bonus payable to Mr. Jenkins under the Performance Bonus Plan (30%) was not raised as a percentage of his base salary for fiscal 1995. In addition, for fiscal 1995, Mr. Jenkins was eligible to receive an additional performance bonus based upon the same Company performance targets applicable under the Performance Bonus Plan. If the performance targets are achieved, pursuant to this additional bonus program, Mr. Jenkins receives an additional bonus equal to 25% of his base salary and if the targets are exceeded, he receives a percentage of the excess amount up to a limit of an additional 12.5% (37.5% total) of his base salary. As the Company's performance targets were exceeded by 14.5% in fiscal 1995, Mr. Jenkins was paid a bonus of $487,794, which included the $125,000 guaranteed bonus under his employment agreement, his bonus under the Performance Bonus Plan and the maximum additional performance bonus of 37.5% of his base salary.

INTERNAL REVENUE CODE SECTION 162(M)

          Under Section 162 of the Code, the amount of compensation paid to certain executives that is deductible with respect to the Company's corporate taxes is limited to $1,000,000 annually. It is the current policy of the Compensation Committee to maximize, to the extent reasonably possible, the Company's ability to obtain a corporate tax deduction for compensation paid to executive officers of the Company to the extent consistent with the best interests of the Company and its stockholders.

          The foregoing report has been furnished by Messrs. Godlas, Simmons and Spogli.